Exhibit 10.2
AMENDMENT TO
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT
     WHEREAS, NewBridge Bancorp (“Company”) intends to enter into a letter agreement with the United States Department of the Treasury (“UST”) pursuant to which the Company shall issue shares of preferred stock and a warrant to purchase shares of common stock (together the “Purchased Securities”) and the UST shall purchase from the Company the Purchased Securities (the “Program”); and
     WHEREAS, a condition to participation in the Program under the Emergency Economic Stabilization Act of 2008, enacted October 3, 2008 (“EESA”), is that employment agreements and other agreements with the chief executive officer, the chief financial officer and certain other executive officers of the Company (each, a “Covered Employee”) must be amended to comply with the provisions of the EESA, Treasury Notice 2008-PSSFI, Treasury Notice 2008-TARP, IRS Notice 2008-94, 31 C.F.R. Part 30 and any additional applicable rules or regulations adopted under the EESA (the “Authorities”);
     WHEREAS,                      (“Executive”) is a Covered Employee and is a party with NewBridge Bank, a wholly-owned subsidiary of the Company (the “Bank”), to an Employment and Change of Control Agreement, dated                      (“Employment Agreement”);
     NOW, THEREFORE, the Bank and Executive agree to amend the Employment Agreement (with the Company being a party to such amendment) by adding thereto the following:

     (     ) Special Provisions During Treasury Holding Period. The following provisions shall be in force and effective throughout the period that the UST holds an equity or debt position in the Company pursuant to the Program (the “Treasury Holding Period”):
          (a) Controlled Group of Companies. The term “Company” as used herein shall be deemed to include all members of a “controlled group of corporations” (as such term is defined in the Authorities) of which the Company is a member.
          (b) Return of Incentive and Bonus Compensation. In the event that Executive receives one or more payments of incentive compensation and/or bonus compensation during the Treasury Holding Period, whether pursuant to a plan, agreement, understanding, policy, action of the Board of Directors of the Company or other similar arrangement, and it shall thereafter be determined by the Company’s Board of Directors, the UST or the Company’s or the Bank’s primary federal regulator that the payments of such incentive compensation and/or bonus compensation were calculated, in whole or part, based upon materially inaccurate financial statements of the Company and/or materially inaccurate performance metric criteria, then Executive shall promptly, but in no event less than thirty (30) days after such determination is made, pay to the Company (or, at the Company’s direction, to the Bank) a sum equal (A) the amount of each such payment less (B) the amount which such payment would have been if calculated using accurate financial statements of the Company and accurate performance metric criteria.

     Within ten (10) days of being advised of any such determination, Executive may exercise an appeal and seek redress from such determination, after having made the repayment set forth in the preceding paragraph, as follows:
     i. If such determination was made by the Company’s Board of Directors, Executive may require the Board of Directors to promptly engage an independent audit firm (which may be the Company’s independent audit firm if permissible under laws, regulations and rules applicable to such firm) to review and evaluate the bases of such determination. Such review shall be concluded promptly but in no event more than thirty (30) days after the engagement of such firm. The report of the firm engaged shall be final and may not be challenged by Executive whether by the filing of a civil lawsuit or otherwise (and Executive expressly waives and releases any and all rights to do so). In the event that the firm engaged determines either that (x) neither the applicable financial statements nor the performance metric criteria were materially inaccurate or (y) that aggregate inaccuracies in the financial statements and/or the performance metric criteria were less than 10% of the amounts identified as inaccurate in the applicable determination, then the Company shall pay the fees and expenses of such firm incurred in connection with such review and report. In all other instances, Executive shall be responsible for such fees and expenses.
     ii. If such determination was made by the UST or the Company’s or the Bank’s primary federal banking regulator, Executive shall have such opportunities for redress as are permitted by the UST or such federal regulator, as applicable, or otherwise by applicable law.

          (c) Incentive Compensation Arrangements. Executive agrees that notwithstanding any provision of the Employment Agreement or any incentive compensation plan, agreement, understanding, policy, action of the Company’s Board of Directors or other similar arrangement, during the Treasury Holding Period, Executive will only be entitled to participate (to the extent Executive is entitled to participate in incentive compensation arrangements of the Company pursuant to an action of the Board of Directors, the Employment Agreement, a policy of the Company or other similar development) in incentive compensation arrangements that the compensation committee of the Company’s Board of Directors (or a committee acting in a similar capacity) has reviewed as provided in Treasury Notice 2008-PSSFI and has determined do not encourage the Company’s senior executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank, and that have been certified by such compensation committee (or committee acting in a similar capacity) as required under Treasury Notice 2008-PSSFI as not encouraging the Company’s senior executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.
          (d) Prohibited Golden Parachute Payments. In the event that Executive is severed from employment with the Company during the Treasury Holding Period (i) by reason of an involuntary termination of Executive by the Company or the Bank, or (ii) in connection with any bankruptcy filing, insolvency or receivership of the Company or the Bank, each of the terms in items (i) and (ii) as defined in the Authorities, notwithstanding any other provision of the Employment Agreement; any stock award plan, award, grant, agreement, understanding or other arrangement; any supplemental employee retirement plan, pension plan or profit sharing plan (other than a tax qualified plan); or any other plan, agreement, understanding or other arrangement between the Company and Executive providing compensation to or economic benefit for Executive upon the termination of Executive’s employment by the Company, Executive shall not receive an aggregate of payments on account of such a severance from employment having a present value which equals or exceeds the “parachute payment” amount set forth in Section 280G(e) of the Internal Revenue Code (“IRC”), as added by the EESA. The calculation of the amount of the present value of aggregate payments of compensation to, or for the benefit of, Executive shall be calculated as provided in IRC Section 280G(e) and IRS Notice 2008-94. Executive shall be permitted to elect which payments and/or benefits shall be reduced and in what amounts to effect any reduction necessary to comply with the foregoing prohibition; provided, however, that if Executive does not make such election within fifteen (15) days following the severance of Executive’s employment, the Board of Directors of the Company (or any successor entity) or its designee shall make such election. Executive waives any and all rights to contest, seek redress for, or file a civil action to enjoin or obtain damages in connection with any such election by such Board or its designee.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to the Employment and Change of Control Agreement as of December 12th, 2008.

NEWBRIDGE BANCORP
By:
Chief Executive Officer

NEWBRIDGE BANK
By:
Chief Executive Officer

EXECUTIVE: